EXHIBIT 99.1


Date:     November 18, 1998

For release:         7:30 a.m. CST

Contact:  Mark Cain (651) 639-5278


  Pentair Promotes Joseph R. Collins to
       Vice Chairman of the Board;
    James A. White Named President of
 Professional Tools and Equipment Group

St. Paul, Minn. -- Pentair, Inc. (NYSE:
PNR) today promoted Joseph R. Collins to the newly created position of vice chairman and elected him to the Company's board of directors. Collins,
57, previously executive vice president
of Pentair and president of the
Professional Tools and Equipment Group,
will assume leadership roles in
effecting company-wide cost savings,
improving operating efficiency, more
rapidly integrating acquired businesses, and developing new business systems to support growth.
  "Pentair is undergoing considerable
change, particularly as we move toward
greater centralization in certain
business functions," said Winslow H.
Buxton, Pentair chairman, president, and chief executive officer. "As a result, we have a need for Joe's skills and experience in helping guide the company as we step up our acquisition activities, build our visibility, and adopt a new, more competitive business model for Pentair.
  "With Joe's help, we can more easily
accomplish the many objectives we have
set for Pentair, including the challenge of leveraging Pentair's size and resources to save some $60 million in operating costs," Buxton said. "Joe is an extremely strong operating executive with broad experience that, in this new role, can be more broadly applied within our company. The board of directors and I feel that all of Pentair's businesses will benefit from Joe's guidance and insight in the years ahead."
  Collins has led Pentair's Tools and
Equipment businesses since 1991 and at
times has held operating responsibility
for many other Pentair subsidiaries,
including the Myers pump business, now
part of the Pentair Pump Group, and
Federal Cartridge, which was divested in 1997. Prior to joining Pentair's corporate office, he served seven years as president of Delta International
Machinery Corp., acquired by Pentair in
1984. Included in his 27-year career is
12 years experience with Rockwell
International. Collins serves on the
board of Remmele Engineering Corp.
  James A. White, 53, succeeds Collins
as executive vice president of Pentair
and president of the Professional Tools
and Equipment Group. With sales
approaching $1 billion in 1999, the
Group comprises Delta International
Machinery Corp., Porter-Cable Corp.,
Century Manufacturing, and Lincoln
Automotive. Formerly president of
Pentair's tools businesses, White joined
Pentair's corporate office in July 1997
after serving six years as president of
Pentair's Porter-Cable Corp. White, who
joined Porter-Cable in 1985, has 26
years experience in the power tool
industry, including experience with
McCulloch and Black & Decker.
  With approximately 10,000 employees
worldwide, Pentair
(http://www.pentair.com) is a
diversified manufacturing company
operating in three principal markets:
professional tools and equipment; water
and fluid technologies; and electrical
and electronic enclosures. Pentair
brands include Delta woodworking
machinery; Porter-Cable power tools;
Myers, Fairbanks Morse, Aurora, and
Hydromatic pumps; Fleck water
conditioning control valves; Century,
Solar, and Lincoln service equipment;
Lincoln Industrial automated lubrication systems; and Hoffman and Schroff enclosures. Headquartered in St. Paul,
Minnesota, Pentair operates from 54
manufacturing and distribution locations in North America, Europe, and Asia.